                          [ANNUITY INVESTORS(R) LOGO]

                             LIFE INSURANCE COMPANY

                          Home Office: Cincinnati, Ohio
   Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423

         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

                       TEN DAY EXAMINATION-RIGHT TO CANCEL

You may cancel this contract ("Contract") by returning it and giving us written notice of cancellation. You have until midnight of the tenth (10th) day following the date you receive this Contract, or as otherwise required by law. This Contract must be returned and the required notice must be given to us, or to the agent who sold it to you, in person or by mail. If by mail, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. During this period, we reserve the right to allocate all Purchase Payments to the Fixed Accumulation Account or a money market Subaccount at our discretion. If you cancel this Contract as set forth above, the Contract will be void and we will refund the Purchase Payments plus or minus any investment gains or losses under the Contract as of the end of the Valuation Period during which we receive the returned Contract, or as otherwise required by law.

As you read through this Contract, please note that the words "we", "us", "our", and "Company" refer to Annuity Investors Life Insurance Company. The words "you" and "your" refer to the Owner, including any joint owner. "Administrative Office" means our home office or any other place of business that we may designate.

This is a deferred variable annuity contract. It is a legally binding agreement between you and us.

                      PLEASE READ YOUR CONTRACT WITH CARE.

    /s/ Mark F. Muething                        /s/ Charles R. Scheper
      MARK F. MUETHING                            CHARLES R. SCHEPER
         SECRETARY                                    PRESIDENT

                         NONPARTICIPATING - NO DIVIDENDS
                                NON-TAX-QUALIFIED

PAYMENTS AND OTHER VALUES DESCRIBED IN THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS IN THE FIXED ACCOUNT. THE VARIABLE PROVISIONS ARE DESCRIBED IN THE "SEPARATE ACCOUNT" SECTION OF THIS CONTRACT.

                                                                           AILIC

                             CONTRACT SPECIFICATIONS

OWNER:          JOHN DOE

AGE OF OWNER AS OF CONTRACT EFFECTIVE DATE: 35

[JOINT OWNER:]

[AGE OF JOINT OWNER AS OF CONTRACT EFFECTIVE DATE:]

[ANNUITANT:]

[AGE OF ANNUITANT AS OF CONTRACT EFFECTIVE DATE:]

CONTRACT NUMBER: 000000000

CONTRACT EFFECTIVE DATE: JANUARY 01, 2004

ANNUITY COMMENCEMENT DATE: JANUARY 01, 2054

SEPARATE ACCOUNT: [Annuity Investors Variable Account C]

Following is a list of the Funds in which the currently available Subaccounts invest:

[AIM V.I. Capital Development Fund]
[AIM V.I. Global Utilities Fund]
[AIM V.I. Government Securities Fund]
[AIM V.I. Mid Cap Core Equity Fund]

[The Dreyfus Socially Responsible Growth Fund, Inc.]
[Dreyfus Stock Index Fund]
[Dreyfus VIF-Appreciation Portfolio]
[Dreyfus VIF-Money Market Portfolio

[INVESCO VIF-Core Equity Fund]
[INVESCO VIF-Financial Services Fund]
[INVESCO VIF-Health Sciences Fund]
[INVESCO VIF-Small Company Growth Fund]

[Janus Aspen Series Balanced Portfolio]
[Janus Aspen Series Growth Portfolio]
[Janus Aspen Series Mid Cap Growth Portfolio]
[Janus Aspen Series Worldwide Growth Portfolio]

[Neuberger Berman AMT-Fasciano Portfolio]
[Neuberger Berman AMT-Guardian Portfolio]

                                                                     AILIC-1.50%

[Oppenheimer VA-Capital Appreciation Fund]
[Oppenheimer VA-Global Securities Fund]
[Oppenheimer VA-Main Street Small Cap Fund]
[Oppenheimer VA-Multiple Strategies Fund]

[PBHG Large Cap Growth Portfolio]
[PBHG Mid-Cap Portfolio]
[PBHG Select Value Portfolio]
[PBHG Technology & Communications Portfolio]

[PIMCO High Yield Portfolio]
[PIMCO Real Return Portfolio]
[PIMCO Total Return Portfolio]

[Rydex VT Sector Rotation Fund]

[Strong Opportunity Fund II, Inc.]
[Strong VIF Mid Cap Growth Fund II]

[Van Kampen UIF Core Plus Fixed Income Portfolio]
[Van Kampen UIF Mid Cap Value Portfolio]
[Van Kampen UIF U.S. Real Estate Portfolio]
[Van Kampen UIF Value Portfolio]

FIXED ACCOUNT:

Following is a list of the currently available Fixed Account options, with guarantee periods as may be applicable:

[Fixed Accumulation Account]
[Fixed Account Three-Year Guarantee Period]

[Fixed Account Three-Year Guarantee Period option is available during the first Contract Year only. We may add or delete Fixed Account options at any time.]

The guaranteed rate of interest for the Fixed Account options is an annual effective rate of at least [one and one-half] percent ([1.50]%) per year.

TRANSFER FEE: [$25] per transfer in excess of [twelve (12)] in any Contract
Year.

CONTINGENT DEFERRED SALES CHARGE: An amount deducted on each withdrawal or surrender of a Purchase Payment, as follows:

  NUMBER OF FULL YEARS ELAPSED BETWEEN THE         CONTINGENT DEFERRED SALES CHARGE AS
  DATE OF RECEIPT OF A PURCHASE PAYMENT AND          A PERCENTAGE OF THE ASSOCIATED
  DATE WRITTEN REQUEST FOR WITHDRAWAL OR              PURCHASE PAYMENT WITHDRAWN OR
          SURRENDER IS RECEIVED                                  SURRENDERED
-------------------------------------------        ----------------------------------
                      0                                              7%
                      1                                              6%
                      2                                              4%
                      3+                                             0%

Please see the SURRENDER AND WITHDRAWALS section of this Contract for additional information.

                                                                     AILIC-1.50%

FREE WITHDRAWAL PRIVILEGE: For each Contract Year, on a non-cumulative basis, [10%] of Purchase Payments not already withdrawn that would otherwise still be subject to a Contingent Deferred Sales Charge.

Please see the SURRENDER AND WITHDRAWALS section of this Contract for additional information.

CONTRACT MAINTENANCE FEE: [$30] Annually; may be waived if Account Value is greater than [$40,000] when fee is due to be deducted.

MORTALITY AND EXPENSE RISK CHARGE: A charge equal to an effective annual rate of [1.50%] of the daily Net Asset Value of the Subaccounts.

ADMINISTRATION CHARGE: A charge equal to an effective annual rate of [0.15%] of the daily Net Asset Value of the Subaccounts.

[OPTIONAL ENHANCED DEATH BENEFIT RIDER CHARGE: A charge equal to an effective annual rate of [x.xx%] of the daily Net Asset Value of the Subaccounts.]

[OPTIONAL EARNINGS PROTECTION RIDER CHARGE: A charge equal to an effective annual rate of [x.xx%] of the daily Net Asset Value of the Subaccounts.]

[OPTIONAL GUARANTEED MINIMUM INCOME BENEFIT RIDER CHARGE: A charge equal to an effective annual rate of [x.xx%] of the daily Net Asset Value of the Subaccounts.]

TERMINATION: We reserve the right to terminate this Contract at any time the Surrender Value is less than $500. A surrender will be deemed to have been made and we will pay the Surrender Value to you.

INQUIRIES: FOR INFORMATION, OR TO MAKE A COMPLAINT, CALL OR WRITE:

                  Variable Annuity Service Center
                  Annuity Investors Life Insurance Company
                  Post Office Box 5423
                  Cincinnati, Ohio 45201-5423
                  1-800-789-6771

                  If you prefer, you may visit us at our website, www.annuityinvestors.com.

                                                                           AILIC

TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        ----
DEFINITIONS.......................................................................................................        8

GENERAL PROVISIONS................................................................................................       10

   Entire Contract................................................................................................       10
   Changes - Waivers..............................................................................................       10
   Nonparticipating...............................................................................................       10
   Misstatement...................................................................................................       10
   Required Reports...............................................................................................       10
   Exclusive Benefit..............................................................................................       10
   State Law......................................................................................................       11
   Claims of Creditors............................................................................................       11
   Company Liability..............................................................................................       11
   Voting Rights..................................................................................................       11
   Incontestability...............................................................................................       11
   Discharge of Liability.........................................................................................       11
   Transfer by the Company........................................................................................       11
   Taxes..........................................................................................................       11

PURCHASE PAYMENTS.................................................................................................       12

   Purchase Payments..............................................................................................       12
   Allocation of Purchase Payments................................................................................       12
   No Termination.................................................................................................       12

FIXED ACCOUNT.....................................................................................................       12

   Fixed Account..................................................................................................       12
   Fixed Account Options..........................................................................................       12
   Interest Credited..............................................................................................       13
   Renewal........................................................................................................       13
   Fixed Account Value............................................................................................       13

SEPARATE ACCOUNT..................................................................................................       14

   General Description............................................................................................       14
   Subaccounts of the Separate Account............................................................................       14
   Valuation of Assets............................................................................................       14
   Variable Account Value.........................................................................................       15
   Accumulation Unit Value........................................................................................       15

TRANSFERS.........................................................................................................       16

   Transfers From a Fixed Account Option to a Fixed Account Option................................................       16
   Transfers From a Fixed Account Option to a Subaccount..........................................................       16
   Transfers From a Subaccount to a Fixed Account Option..........................................................       17
   Transfers From a Subaccount to a Subaccount....................................................................       17
   Other Transfer Rules...........................................................................................       17

FEES AND CHARGES..................................................................................................       17

   Mortality and Expense Risk Charge..............................................................................       17
   Administration Charge..........................................................................................       17
   Contract Maintenance Fee.......................................................................................       18

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SURRENDER AND WITHDRAWALS.........................................................................................       18

   Surrender......................................................................................................       18
   Withdrawals....................................................................................................       18
   Surrender Value................................................................................................       18
   Contingent Deferred Sales Charge...............................................................................       19
   Free Withdrawal Privilege......................................................................................       19
   Deferral of Payment............................................................................................       19

OWNERSHIP PROVISIONS..............................................................................................       20

   Ownership of Separate Account..................................................................................       20
   Owner..........................................................................................................       20
   Joint Ownership................................................................................................       20
   Assignment.....................................................................................................       20
   Transfer of Ownership..........................................................................................       20
   Successor Owner................................................................................................       21
   Community Property.............................................................................................       21

ANNUITANT PROVISIONS..............................................................................................       21

   Annuitant......................................................................................................       21
   Death of Annuitant (Other than Owner)..........................................................................       21
   Designation of Annuitant.......................................................................................       21

BENEFICIARY PROVISIONS............................................................................................       22

   Beneficiary....................................................................................................       22
   Designation of Beneficiary.....................................................................................       22

BENEFIT ON ANNUITY COMMENCEMENT DATE..............................................................................       22

   Annuity Commencement Date......................................................................................       22
   Annuity Benefit Payments.......................................................................................       22
   Form of Annuity Benefit........................................................................................       23

BENEFIT ON DEATH OF OWNER.........................................................................................       23

   Death Benefit..................................................................................................       23
   Death Benefit Amount...........................................................................................       24
   Step Up in Account Value for Successor Owner...................................................................       24
   Transfers After Death..........................................................................................       24
   Death Benefit Commencement Date................................................................................       25
   Death Benefit Payments.........................................................................................       25
   Form of Death Benefit..........................................................................................       25

CONTRACT DISTRIBUTION RULES.......................................................................................       26

   Rules Before Annuity Commencement Date.........................................................................       26
   Rules On or After Annuity Commencement Date....................................................................       26
   Rules On or After Death Benefit Commencement Date..............................................................       26

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SETTLEMENT OPTIONS................................................................................................       26

   Conditions.....................................................................................................       26
   Benefit Payments...............................................................................................       27
   Fixed Dollar Payments..........................................................................................       27
   Variable Dollar Payments.......................................................................................       27
   Limitation on Election of Settlement Option....................................................................       28
   Settlement Option Computations.................................................................................       28
   Available Settlement Options...................................................................................       28
   Commuted Values................................................................................................       29
   Settlement Option Tables.......................................................................................       30

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                                   DEFINITIONS

ACCOUNT(S): The Subaccounts and the Fixed Account options.

ACCOUNT VALUE: The aggregate value of your interest in all of the Subaccounts and the Fixed Account options as of the end of any Valuation Period. The value of your interest in all of the Subaccounts is the "Variable Account Value". The value of your interest in all of the Fixed Account options is the "Fixed Account Value".

ACCUMULATED EARNINGS: The Account Value in excess of Purchase Payments received by us that have not been returned to you.

ACCUMULATION UNIT: A unit of measure used to calculate the value of a Subaccount prior to the Commencement Date. The value of an Accumulation Unit is referred to as "Accumulation Unit Value".

ANNUITY BENEFIT: The payments that may be made under the BENEFIT ON ANNUITY COMMENCEMENT DATE section of this Contract.

ANNUITY COMMENCEMENT DATE: The first day of the first payment interval for which an Annuity Benefit payment is to be made.

BENEFICIARY: The person entitled to receive any Death Benefit under this Contract.

BENEFIT UNIT: A unit of measure used to determine the dollar value of any Variable Dollar payments. The value of a Benefit Unit is referred to as "Benefit Unit Value".

CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations that are issued under it.

COMMENCEMENT DATE: The Annuity Commencement Date if an Annuity Benefit is payable; or the Death Benefit Commencement Date if a Death Benefit is payable.

CONTRACT ANNIVERSARY: The date in each year that is the annual anniversary of the Contract Effective Date.

CONTRACT EFFECTIVE DATE: The date on which your Contract takes effect. This date is shown on the Contract Specifications page.

CONTRACT YEAR: Each twelve (12) month period that begins on the Contract Effective Date or on a Contract Anniversary.

DEATH BENEFIT: The benefit described in the BENEFIT ON DEATH OF OWNER section of this Contract.

DEATH BENEFIT COMMENCEMENT DATE: The first day of the first payment interval for a Death Benefit that is paid as periodic payments; or the date of payment for a Death Benefit that is paid as a lump sum.

DEATH BENEFIT VALUATION DATE: The earlier of:

         1) the date that we have received both Due Proof of Death and a Written Request with instructions as to the form of Death Benefit; or

         2)       the date that is the Death Benefit Commencement Date.

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DUE PROOF OF DEATH: One of the following:

         1)       a certified copy of a death certificate; or

         2) a certified copy of a decree made by a court of competent jurisdiction as to the finding of death.

We will also accept other proof that is satisfactory to us.

FUND: A management investment company (or a portfolio of it) that is registered under the Investment Company Act of 1940, as amended. Each Subaccount invests in a Fund.

NET ASSET VALUE: The amount computed by an investment company as the price at which its shares or units may be redeemed. This price is computed in accordance with the rules of the Securities and Exchange Commission. It is computed no less frequently than each Valuation Period.

PERSON CONTROLLING PAYMENTS: For Annuity Benefit payments, you, if you have the right to change the payee, or in all other cases, the payee. For Death Benefit payments, the Beneficiary, or if the Beneficiary is deceased, the payee.

PURCHASE PAYMENT: An amount paid to us for this Contract. This amount is after the deduction of any fee charged by the person remitting payments. It is also after the deduction of premium tax or other taxes that may apply.

SEPARATE ACCOUNT: An account that is established and maintained by the Company pursuant to the laws of the State of Ohio. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended.

SUBACCOUNT: A subdivision of the Separate Account. Each of the Subaccounts invests in the shares of a designated Fund.

VALUATION DATE: Each day on which the New York Stock Exchange is open for business.

VALUATION PERIOD: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date, and ending at the close of trading on the next succeeding Valuation Date.

WRITTEN REQUEST: Information provided, or a request made, that is:

         1)       complete and satisfactory to us;

         2) sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and

         3)       received by us at our Administrative Office.

A Written Request is subject to any payment that we make before we acknowledge it. It is also subject to any action that we take before we acknowledge it. We will deem a Written Request to be a standing order. It may be modified or revoked only by a subsequent Written Request, when permitted by the terms of this Contract. You may be required to return this Contract to us in connection with a Written Request.

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                               GENERAL PROVISIONS

ENTIRE CONTRACT

This Contract is an individual flexible premium deferred variable annuity contract. It is restricted as required to obtain favorable tax treatment under the Code. This Contract, and any riders or endorsements to it and the application for it, if any, form the entire Contract between you and us.

Only statements that you have made in consideration for this Contract will be used to void this Contract, or to defend a claim based on it. Such statements are treated as representations and not warranties.

CHANGES - WAIVERS

No changes or waivers of the terms of this Contract are valid unless made in writing and are signed by our President, Vice President, or Secretary. No other person or agent has authority to change or waive any provision of this Contract. We reserve the right both to administer and to change the terms of this Contract to conform to pertinent laws and governmental regulations and rulings.

NONPARTICIPATING

This Contract does not pay dividends or share in the Company's divisible surplus.

MISSTATEMENT

If the age of a person is misstated, payments shall be adjusted to the amount that would have been payable based on the correct age. If payments based on the correct age would have been higher, we will pay the underpaid amount promptly in one (1) sum, with interest. If payments based on the correct age would have been lower, we may deduct the overpaid amount, with interest, from any succeeding payments. We may also pursue other remedies at law or in equity.

REQUIRED REPORTS

At least once each Contract Year, we will provide you with a report of your current values. We will also provide any other information required by law. These reports will stop on the earliest of the following dates:

         1)       the date this Contract is surrendered;

         2)       the Annuity Commencement Date; or

         3)       the Death Benefit Commencement Date.

The report will be mailed to your last known address. If permitted by law, in lieu of that we may deliver these and other required documents in electronic form. The reported values will be based on the information in our possession at the time that the report is prepared by us. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.

EXCLUSIVE BENEFIT

This Contract is for the exclusive benefit of you and your Beneficiaries. Your interest in this Contract is nonforfeitable by us.

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STATE LAW

All factors, values, benefits and reserves under this Contract will not be less than those required by the law of the state in which this Contract is delivered.

CLAIMS OF CREDITORS

To the extent allowed by law, this Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.

COMPANY LIABILITY

We will not be liable for any loss that is related to a failure by you, or by any person having rights or benefits under this Contract, to comply with pertinent laws or governmental regulations or rulings.

VOTING RIGHTS

To the extent required by law, we will vote all shares of the Funds held in the Separate Account at regular and special shareholder meetings of the Funds. We will vote the shares attributable to this Contract in accordance with instructions received from you, or if applicable, from the Person Controlling Payments. If there is a change in the law that permits us to vote the shares of the Funds without such instructions, then we reserve the right to do so.

INCONTESTABILITY

This Contract shall not be contestable by us.

DISCHARGE OF LIABILITY

We shall be discharged from all liability to the extent of each payment that is made for a withdrawal, surrender, Annuity Benefit or Death Benefit.

TRANSFER BY THE COMPANY

We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption reinsurance arrangement. We may make such a transfer without your consent.

TAXES

Some states impose on the Company a premium tax or other taxes on annuities. If a premium tax or other taxes are charged or due, we reserve the right to deduct this amount from the Purchase Payment or Account Value at the time that it is imposed.

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                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

One (1) or more Purchase Payments may be paid to us at any time before the Annuity Commencement Date, so long as:

         1)       you are still living; and

         2)       this Contract has not been surrendered.

The initial Purchase Payment must be paid to us on or before the Contract Effective Date. Each Purchase Payment must be paid to us at our Administrative Office. Each Purchase Payment is subject to any minimums or maximums that we set from time to time. Upon request, we will provide you with a receipt as proof of payment.

ALLOCATION OF PURCHASE PAYMENTS

We will allocate Purchase Payments to the available Subaccount and Fixed Account options according to your instructions. Those instructions must be made by Written Request. We may delay making these allocations until after the end of the Examination-Right to Cancel period. Allocations must be made in whole percentages. The minimum amount that can be allocated to a Subaccount or the Fixed Accumulation Account is $10.00. The minimum amount that can be allocated to any other Fixed Account option is $2,000. We may, in our sole discretion, restrict or prohibit allocations to Fixed Account options or Subaccounts from time to time on a nondiscriminatory basis.

NO TERMINATION

We will not terminate this Contract due to a failure to make additional Purchase Payments. We may terminate this Contract if its value is below a stated minimum set out on the Contract Specifications page.

                                  FIXED ACCOUNT

FIXED ACCOUNT

The Fixed Account is part of the Company's general account. The values of the Fixed Account are not dependent upon the investment performance of the Subaccounts.

FIXED ACCOUNT OPTIONS

The Fixed Account options available as of the Contract Effective Date are listed on the Contract Specifications page. We may add or delete Fixed Account options at any time. A Fixed Account option will not be available to you if it has a guarantee period that ends after the Annuity Commencement Date.

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INTEREST CREDITED

The guaranteed rate of interest for the Fixed Account options is an effective annual rate of at least [one and one-half] percent ([1.50]%) per year. We may, at any time, pay a higher current interest rate for any of the Fixed Account options. Such higher rate would be as declared by our Board of Directors from time to time.

Interest on amounts held under a Fixed Account option is earned daily. We will stop crediting interest on an amount as of the date that it is transferred, withdrawn, surrendered, or applied to charges. We will stop crediting interest on an amount that is applied to a settlement option as of the Commencement Date.

The interest rate credited to each Purchase Payment allocated to the Fixed Accumulation Account will not be changed for at least twelve (12) months following the date on which it was received.

The interest rate credited to an amount that is held under a Fixed Account option that has a guarantee period will not be changed until the end of that period. The guarantee period is measured from the date that the amount is allocated or transferred to that option.

RENEWAL

An amount that is allocated or transferred to a Fixed Account option that has a guarantee period will mature at the end of that period. When an amount matures, you may transfer it to any of the Fixed Account options or Subaccounts that are then available to you under this Contract. To do so, a Written Request must be received within the thirty (30) day period that ends on the date that the amount matures.

If you do not transfer the amount, then it will be applied to a new guarantee period under the same Fixed Account option if it is then available to you. The interest rate for the new period will be the then current rate for that option. If that option is not available, then the amount will be transferred to the Fixed Accumulation Account.

Such a transfer or renewal will be effective on the day after the amount matures.

FIXED ACCOUNT VALUE

The Fixed Account Value for this Contract at any time is equal to:

         1) Purchase Payment(s) that are allocated to the Fixed Account options; plus

         2)       amounts transferred to the Fixed Account; plus

         3)       interest credited to the Fixed Account; less

         4) any withdrawals, surrender, deductions and transfers from the Fixed Account; and less

         5) other charges and adjustments made as described elsewhere in this Contract.

                                                                     AILIC-1.50%

                                SEPARATE ACCOUNT

GENERAL DESCRIPTION

The variable benefits under this Contract are provided through the Separate Account.

The income, if any, and any gains or losses, realized or unrealized, on the Separate Account will be credited to or charged against the amounts allocated to such account. This credit or charge will be made without regard to other income, gains, or losses of the Company. The amounts allocated to the Separate Account and the earnings on those amounts are the property of the Company. However, the Separate Account is not chargeable with any other liabilities of the Company to the extent that it is equal to the reserves and other contractual liabilities under all of the policies, annuities and other contracts identified with it. The Company is not, and does not hold itself out to be, a trustee with respect to such amounts.

We have the right to transfer certain assets from the Separate Account to our general account. We may transfer any assets that are in excess of the required reserves and other contractual liabilities under all of the policies, annuities and other contracts identified with the Separate Account. We may make these transfers in our sole discretion at any time and without prior notice.

We may merge or combine the Separate Account with any other separate account of the Company. We may transfer the assets of the Separate Account to another life insurance company by means of a merger or reinsurance. We may convert the Separate Account into a managed separate account. We may de-register the Separate Account under the Investment Company Act of 1940. Such a change will be made in accordance with pertinent laws. It will be made only after obtaining any approvals that may be needed, including those of the Ohio Department of Insurance and the Securities and Exchange Commission.

SUBACCOUNTS OF THE SEPARATE ACCOUNT

The Separate Account is divided into Subaccounts. All of the Subaccounts that are available as of the Contract Effective Date are listed on the Contract Specifications page. Each of the Subaccounts invests exclusively in shares of an underlying Fund. These Funds are shown on the Contract Specifications page. Any amounts of income on the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value. Any gains on the shares of a Fund will also be reinvested.

We may add or delete Subaccounts. We may substitute shares of a different Fund or different class or series of a Fund for shares held in a Subaccount. We may merge or combine Subaccounts. Such a change will be made in accordance with pertinent laws. It will be made only after obtaining any approvals that may be needed.

VALUATION OF ASSETS

Shares of Funds held by each Subaccount will be valued at their Net Asset Value at the end of each Valuation Period, as reported by each such Fund.

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VARIABLE ACCOUNT VALUE

Purchase Payment(s) that are allocated to a Subaccount, and amounts that are transferred to a Subaccount, are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to that Subaccount by the value of the Accumulation Unit for that Subaccount at the end of the Valuation Period during which the amount is received.

The following events will result in the cancellation of an appropriate number of Accumulation Units of a Subaccount:

         1)       a transfer from a Subaccount;

         2)       the surrender or a withdrawal of the Variable Account Value;

         3)       the payment of a Death Benefit;

         4) the application of the Variable Account Value to a settlement option; or

         5) the deduction of the charges, fees, or other adjustments described in this Contract.

Accumulation Units will be canceled as of the end of the Valuation Period during which we receive a Written Request that gives rise to such cancellation. Units will be cancelled as of the Commencement Date. Units will also be canceled as of the end of the Valuation Period on which a charge, fee, or other adjustment is due.

At any time, the Variable Account Value for this Contract is equal to the sum of the values of your interest in each Subaccount. The value of your interest in a Subaccount is equal to the number of your Accumulation Units for that Subaccount multiplied by the Accumulation Unit Value for that Subaccount. These values are determined as of the end of the preceding Valuation Period.

ACCUMULATION UNIT VALUE

The initial Accumulation Unit Value for the Money Market Subaccount was set at $1.00. The initial Accumulation Unit Value for each of the other Subaccounts was set at $10.00. After that, the Accumulation Unit Value at the end of each Valuation Period is the Accumulation Unit Value as of the end of the prior Valuation Period, multiplied by the Net Investment Factor. The Net Investment Factor is described below. The Accumulation Unit Values will vary as a result of the varying investment experience of the Funds.

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The Net Investment Factor is a measure of the investment performance of a Subaccount from one Valuation Period to the next. Each Subaccount has a Net Investment Factor for each Valuation Period. The Net Investment Factor may be greater than one, or it may be less than one. This means that the Accumulation Unit Value for each Subaccount may increase or it may decrease. The Net Investment Factor for any Subaccount for any Valuation Period is determined by dividing (1) by (2) and then subtracting (3) from the result, where:

         1)       is equal to:

                  a) the Net Asset Value per share of the Fund held in the Subaccount, determined at the end of the applicable Valuation Period; plus

                  b) the per share amount of any dividend or net capital gain distributions made by the Fund held in the Subaccount, if the "ex-dividend" date occurs during the applicable Valuation Period; plus or minus

                  c) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Subaccount;

         2) is the Net Asset Value per share of the Fund held in the Subaccount, determined at the end of the preceding Valuation Period; and

         3) is the sum of the Mortality and Expense Risk Charge and the Administration Charge to be deducted from the Subaccount for the number of days in the applicable Valuation Period.

                                    TRANSFERS

Prior to a Commencement Date, you may transfer amounts in a Subaccount or Fixed Account option as set out below.

TRANSFERS FROM A FIXED ACCOUNT OPTION TO A FIXED ACCOUNT OPTION

If allowed by the Company, in its sole discretion, you may transfer amounts from a Fixed Account option to another Fixed Account option. If a transfer is being made from a Fixed Account option pursuant to the RENEWAL provision of this Contract, then the entire amount that has matured may be transferred. Other transfers from a Fixed Account option during a Contract Year may not exceed twenty percent (20%) of the value of that option as of the most recent Contract Anniversary. We may, in our sole discretion, restrict or prohibit this type of transfer or the availability of any Fixed Account option from time to time on a nondiscriminatory basis.

TRANSFERS FROM A FIXED ACCOUNT OPTION TO A SUBACCOUNT

If allowed by the Company, in its sole discretion, you may transfer amounts from a Fixed Account option to a Subaccount. If a transfer is being made from a Fixed Account option pursuant to the RENEWAL provision of this Contract, then the entire amount that has matured may be transferred. Other transfers from a Fixed Account option during a Contract Year may not exceed twenty percent (20%) of the value of that option as of the most recent Contract Anniversary. We may, in our sole discretion, restrict or prohibit this type of transfer or the availability of any Subaccount from time to time on a nondiscriminatory basis.

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TRANSFERS FROM A SUBACCOUNT TO A FIXED ACCOUNT OPTION

If allowed by the Company, in its sole discretion, you may transfer amounts from a Subaccount to a Fixed Account option. Amounts previously transferred from Fixed Account options to the Subaccounts may not be transferred back to the Fixed Account for a period of six (6) months from the date of transfer. We may, in our sole discretion, restrict or prohibit this type of transfer or the availability of any Fixed Account option from time to time on a nondiscriminatory basis.

TRANSFERS FROM A SUBACCOUNT TO A SUBACCOUNT

If allowed by the Company, in its sole discretion, you may transfer amounts from a Subaccount to another Subaccount. We may, in our sole discretion, restrict or prohibit this type of transfer or the availability of any Subaccount from time to time on a nondiscriminatory basis.

OTHER TRANSFER RULES

A transfer must be made by Written Request. The minimum transfer amount is $500 or the balance of the Subaccount or Fixed Account option, if less. The minimum transfer amount that can be allocated to any Fixed Account option other than the Fixed Accumulation Account is $2,000.

We will charge a Transfer Fee on each transfer over a certain number per year. The amount of the Transfer Fee, and the number of transfers that may be made before it applies, are set out on the Contract Specifications page.

Without prior notice, we may modify our transfer procedures at any time and at our sole discretion. Such modifications could be applied to transfers to or from some or all of the Subaccounts or Fixed Account options, and may include, but not be limited to, the following:

         1) the requirement of a minimum time period between each transfer;

         2)       the means for submitting a Written Request; or

         3) limits on the dollar amount that may be transferred between available Subaccounts or Fixed Account options at any one time.

                                FEES AND CHARGES

MORTALITY AND EXPENSE RISK CHARGE

The Mortality and Expense Risk Charge is shown on the Contract Specifications page. It is deducted daily from each of the Subaccounts. This deduction is made to compensate us for assuming the mortality and expense risks under this Contract.

ADMINISTRATION CHARGE

The Administration Charge is shown on the Contract Specifications page. It is deducted daily from each of the Subaccounts. This deduction is made to reimburse us for certain expenses that are incurred in the administration of this Contract and the Separate Account.

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CONTRACT MAINTENANCE FEE

The Contract Maintenance Fee ("Fee") is shown on the Contract Specifications page. It is deducted as of the Valuation Date after each Contract Anniversary that this Contract is in effect until the Commencement Date. The full annual Fee will also be deducted at the time of a surrender. The Fee will be deducted pro-rata from each Subaccount or Fixed Account option in which the Contract has an interest at that time.

After the Commencement Date, the Fee will be deducted pro-rata from each payment. This deduction will result in a reduction in the amount of such payment.

We may waive the Fee in whole or in part in our sole discretion.

                            SURRENDER AND WITHDRAWALS

SURRENDER

You may surrender this Contract in full for the Surrender Value at any time prior to the Annuity Commencement Date. A surrender must be made by Written Request. In the case of a surrender, this Contract will be terminated.

WITHDRAWALS

You may take withdrawals from this Contract at any time prior to the Annuity Commencement Date. A withdrawal must be made by Written Request. The amount of any withdrawal must be at least $500. A withdrawal cannot reduce your Surrender Value to less than $500. A withdrawal will result in the cancellation of Accumulation Units from each of the applicable Subaccounts and/or a reduction of your Fixed Account Value.

SURRENDER VALUE

At any time, the Surrender Value is determined as follows. First start with the Account Value as of the end of the applicable Valuation Period. Then subtract the Contingent Deferred Sales Charge that would apply upon a surrender. Then subtract the outstanding balance of any loans. Finally, subtract any applicable premium tax or other taxes not previously deducted.

The amount available for surrender or withdrawal will be based on the Surrender Value as of the end of the Valuation Period in which we receive the Written Request.

On surrender, a full Contract Maintenance Fee will also be deducted from the Surrender Value.

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CONTINGENT DEFERRED SALES CHARGE

A surrender or withdrawal may be subject to a Contingent Deferred Sales Charge. This charge is set forth on the Contract Specifications page. The Contingent Deferred Sales Charge is applied to and is calculated separately for each Purchase Payment. For purposes of calculating the Contingent Deferred Sales
Charge:

         1) withdrawals will be deemed to come first from the portion of your Account Value that represents Purchase Payments, which will be deemed to be withdrawn on a "first-in, first-out"
                  (FIFO) basis, before being taken from the portion of your Account Value that represents Accumulated Earnings; and

         2) the balance from the portion of the Account Value that represents Accumulated Earnings.

No charge applies to a Purchase Payment that has been invested in the Contract for more than three (3) years. No charge applies to Accumulated Earnings. We may, in our sole discretion, waive the Contingent Deferred Sales Charge in whole or in part.

FREE WITHDRAWAL PRIVILEGE

Each Contract Year we will waive the Contingent Deferred Sales Charge on withdrawals of a percentage of Purchase Payments that would otherwise still be subject to the charge. This percentage (the Free Withdrawal Privilege) is set forth on the Contract Specifications page. You may not carry over any unused part of your Free Withdrawal Privilege from one Contract Year to the next.

No Free Withdrawal Privilege is available on a surrender of your Contract. In addition, we reserve the right to reduce the Surrender Value by the amount of any Contingent Deferred Sales Charge that we have previously waived on withdrawals that you have taken within the six (6) months preceding the request for a surrender.

DEFERRAL OF PAYMENT

The Company has the right to suspend or delay the date of payment of a withdrawal or surrender of the Variable Account Value at certain times. We may do this for any period:

         1) when the New York Stock Exchange is closed, or when trading on the New York Stock Exchange is restricted; or

         2) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which:

                  a) the disposal of securities in the Separate Account is not reasonably practicable; or

                  b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or

         3) when the Securities and Exchange Commission so permits for the protection of security holders.

The Company further reserves the right to delay payment of a withdrawal or surrender of the Fixed Account Value. We may delay such payment for up to six
(6) months after we receive your Written Request.

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                              OWNERSHIP PROVISIONS

OWNERSHIP OF SEPARATE ACCOUNT

The Company has absolute ownership of the assets in the Separate Account. We are not, and do not hold ourselves out to be, a trustee with respect to any amounts in the Separate Account.

OWNER

The Owner of this Contract is the person or persons shown as Owner on the Contract Specifications page. You may change the Owner under the TRANSFER OF OWNERSHIP provision of this Contract.

Unless it is stated otherwise, the Owner may exercise all of the ownership rights under this Contract.

If you or the joint owner is a non-natural person, then the age of the eldest Annuitant will be treated as the age of such Owner for all purposes under this Contract.

JOINT OWNERSHIP

Two owners may jointly own this Contract. Either joint owner may make transfers among the Subaccounts and the Fixed Account options. In addition, either joint owner may make or change Purchase Payment allocations. All of the other rights of ownership must be exercised by joint action of both owners.

ASSIGNMENT

You generally may assign all or any part of your rights under this Contract. However, you may not assign your rights to:

         1)       designate or change a Beneficiary;

         2)       designate or change an Annuitant;

         3)       transfer ownership; and

         4)       elect a settlement option.

The person to whom you make an assignment is called an assignee.

We are not responsible for the validity or tax effects of any assignment. An assignment must be in writing and must be received at our Administrative Office. We will not be bound by an assignment until we acknowledge it. An assignment is subject to any payment made or any action that we take before we acknowledge it. An assignment may be ended only by the assignee or as provided by law.

The rights of an assignee, including the right to any distribution to be made under this Contract, come before the rights of any Owner, Annuitant, Beneficiary or other payee.

TRANSFER OF OWNERSHIP

You may transfer ownership at any time during your lifetime. A transfer must be made by Written Request. Except as otherwise elected or required by law, it will not cancel a designation of an Annuitant or Beneficiary, or any settlement option election previously made.

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SUCCESSOR OWNER

In some cases, your spouse may succeed to the ownership of this Contract after your death. Specifically, if you die before the Annuity Commencement Date and your spouse is the surviving joint owner or sole surviving Beneficiary under this Contract, he or she will become the successor owner of this Contract if:

         1)       you make that Written Request before your death; or

         2) after your death, your spouse makes that Written Request within one (1) year of your death and before the Death Benefit Commencement Date.

As successor owner, your spouse will then succeed to all rights of ownership under this Contract except the right to name another successor owner.

COMMUNITY PROPERTY

If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.

                              ANNUITANT PROVISIONS

ANNUITANT

The Annuitant is the person on whose life Annuity Benefit payments are based. The Annuitant is the person or persons designated by you under the DESIGNATION OF ANNUITANT provision of this Contract.

You may designate two (2) or more persons jointly as the Annuitant. You may also designate a contingent Annuitant. A contingent Annuitant will be the person on whose life Annuity Benefit payments are based only if there is no surviving primary Annuitant.

DEATH OF ANNUITANT (OTHER THAN OWNER)

If an Annuitant who is not an Owner dies before the Annuity Commencement Date, and there is no surviving joint or contingent Annuitant(s), then the Owner (with any joint owner) will become the Annuitant(s).

If you or the joint owner, if any, is a non-natural person, then the death of an Annuitant before the Annuity Commencement Date will be treated as the death of the Owner for all purposes under this Contract.

DESIGNATION OF ANNUITANT

You must designate an Annuitant before the Contract Effective Date. You may change the designation of Annuitant at any time before the Annuity Commencement Date, except that no change of Annuitant may be made if you or the joint owner, if any, is a non-natural person.

A designation of Annuitant must be made by Written Request. Except as otherwise elected or required by law, a change of Annuitant will not cancel a designation of a Beneficiary or any settlement option election previously made.

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                             BENEFICIARY PROVISIONS

BENEFICIARY

If there is a joint owner that survives you, that joint owner is the Beneficiary regardless of any designation made by you. If there is no joint owner that survives you, the Beneficiary is the person or persons designated by you under the DESIGNATION OF BENEFICIARY provision of this Contract. If there is no joint owner that survives you, and you have not designated a Beneficiary or no such Beneficiary survives you, then your estate will be the Beneficiary.

A Beneficiary will be deemed not to have survived you if he or she dies within thirty (30) days after your death.

Two (2) or more persons may be designated jointly as the Beneficiary. Unless otherwise stated, joint Beneficiaries that survive you will be entitled to equal shares. One (1) or more persons may be designated as contingent Beneficiary. Unless otherwise stated, a contingent Beneficiary will be entitled to a benefit only if there is no primary Beneficiary that survives you.

DESIGNATION OF BENEFICIARY

Unless you have specified that a prior designation is irrevocable, you may make or change a designation of Beneficiary at any time before the Annuity Commencement Date.

A designation of Beneficiary must be made by Written Request. Except as otherwise elected or required by law, it will not cancel a designation of an Annuitant or any settlement option election previously made.

                      BENEFIT ON ANNUITY COMMENCEMENT DATE

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is shown on the Contract Specifications page. You may change the Annuity Commencement Date by Written Request. Such a request must be made at least thirty (30) days prior to the date that Annuity Benefit payments are to begin. The Annuity Commencement Date generally must be no later than the Contract Anniversary following your 85th birthday or five (5) years after the Contract Effective Date, whichever is later. It can be later only if we agree.

ANNUITY BENEFIT PAYMENTS

The Account Value as of the Annuity Commencement Date, reduced by any fees and charges, loans, or applicable premium tax or other taxes not previously deducted, will be used to provide Annuity Benefit payments under this Contract.

Annuity Benefit payments will be made to the Annuitant as payee. In lieu of that, you may elect by Written Request to have Annuity Benefit payments made to you as payee. Annuity Benefit payments that are still payable after the death of the payee will be made to the contingent payee designated by you by Written Request. You may designate or change the payee or contingent payee after the Annuity Commencement Date if you are the payee. Otherwise, you may not make such a designation or change after the Annuity Commencement Date unless you reserve that right, by Written Request, on or before the Annuity Commencement Date, or at the time of the designation.

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In any event, the Annuitant will be the person on whose life Annuity Benefit payments are based. No change of payee or contingent payee at any time will change this.

If no payee or contingent payee that you have designated is surviving, then Annuity Benefit payments that remain payable will be made to the person or persons designated as contingent payee by Written Request by the last payee who received payments. Failing that, such payments will be made to the estate of the last payee who received payments.

FORM OF ANNUITY BENEFIT

Annuity Benefit payments will be made annually under the terms of Option B with a fixed period of ten (10) years, as described in the SETTLEMENT OPTIONS section of this Contract.

In lieu of that, you may elect to have Annuity Benefit payments made pursuant to any other available option that is described in the SETTLEMENT OPTIONS section of this Contract. Such an election must be made by Written Request before the Annuity Commencement Date, and is subject to the CONTRACT DISTRIBUTION RULES section of this Contract. You may change your election of a settlement option by Written Request made at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin.

                            BENEFIT ON DEATH OF OWNER

DEATH BENEFIT

A Death Benefit will be paid under this Contract if:

         1) you or the joint owner, if any, dies before the Annuity Commencement Date and before this Contract is surrendered;

         2)       the Death Benefit Valuation Date has occurred; and

         3)       a spouse does not become the successor owner of this Contract.

If a Death Benefit becomes payable:

         1)       it will be in lieu of all other benefits under this Contract;
                  and

         2) all other rights under this Contract will be terminated except for rights related to the Death Benefit.

Only one (1) Death Benefit will be paid under this Contract.

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DEATH BENEFIT AMOUNT

The amount of the Death Benefit will be the greatest of:

         1)       the Account Value as of the Death Benefit Valuation Date; or

         2) the total of all your Purchase Payment(s), reduced proportionally for any withdrawals.

The reduction for withdrawals will be in the same proportion that the Account Value was reduced on the date of the withdrawal.

The Death Benefit will be reduced by any applicable premium tax or other taxes not previously deducted. The Death Benefit will also be reduced by any outstanding loans.

As of the Death Benefit Valuation Date, the amount of the Death Benefit will be allocated among the Subaccounts and Fixed Account options. The allocation will be made in the same proportion as each Account's value is to the total Account Value as of the end of the Valuation Period that precedes the Death Benefit Valuation Date. After this allocation, the amount of the Death Benefit to be paid will be based on the Account Value.

STEP UP IN ACCOUNT VALUE FOR SUCCESSOR OWNER

If your spouse becomes the successor owner of this Contract, the Account Value will be increased to equal the amount of the Death Benefit that would have been payable if your spouse had not become the successor owner. This increase will occur as of the date that would have been the Death Benefit Valuation Date. If the Account Value is increased under this provision, we will add the amount of the increase to the Fixed Accumulation Account.

If the Death Benefit that would have been payable is equal to the Account Value as of the date that would have been the Death Benefit Valuation Date, then there will be no such change to the Account Value.

The election to become successor owner will be deemed to be instructions as to the form of Death Benefit. Therefore, the date that would have been the Death Benefit Valuation Date will be the later of the date that we receive Due Proof of Death, or the date we receive the successor owner election. This date will never be later than one (1) year after the date of death of the Owner.

If your spouse becomes the successor owner, any Contingent Deferred Sales Charge that would have applied at that time on a surrender or withdrawal will be waived. However, Contingent Deferred Sales Charges, as described in this Contract, will apply to any new Purchase Payments that may be made by the successor owner.

TRANSFERS AFTER DEATH

Between the Death Benefit Valuation Date and the Death Benefit Commencement Date, the Beneficiary may transfer funds among Subaccounts and Fixed Account options. Such transfers are subject to the limitations set out in the TRANSFERS section of this Contract.

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DEATH BENEFIT COMMENCEMENT DATE

The Beneficiary may designate the Death Benefit Commencement Date by Written Request. This request must be made within one (1) year of your death. If no designation is made, then the Death Benefit Commencement Date will be one (1) year after your death.

DEATH BENEFIT PAYMENTS

Death Benefit payments shall be made to the Beneficiary as payee. A Beneficiary that is a non-natural person may elect to have Death Benefit payments made to a payee to whom the Beneficiary is obligated to make corresponding payments. Such an election shall be by Written Request, and may be made or changed at any time.

The Beneficiary will be the person on whose life Death Benefit payments under a settlement option will be based. A Beneficiary that is a non-natural person may elect to have payments based on the life of a person to whom the Beneficiary is obligated. Such an election shall be made by Written Request before the Death Benefit Commencement Date.

Any Death Benefit payments that remain payable after the death of the Beneficiary will be made:

         1) to any contingent payee designated as part of any Death Benefit settlement option election made by you; or if none is surviving at the time payment is to be made, then

         2) to any contingent payee designated by the Beneficiary by Written Request; or if none is surviving at the time payment is to be made, then

         3)       to the estate of the last payee who received payments.

If the Beneficiary is a non-natural person, then Death Benefit payments that remain payable after the death of the payee will be made to any contingent payee designated by the Beneficiary by Written Request. If no such contingent payee is surviving at the time payment is to be made, then such Death Benefit payments will be made to the Beneficiary.

FORM OF DEATH BENEFIT

Death Benefit payments will be made annually under the terms of Option A with a period certain of four (4) years, as described in the SETTLEMENT OPTIONS section of this Contract.

In lieu of that, you may elect at any time before your death to have any Death Benefit paid in the form of a lump sum or pursuant to any available option described in the SETTLEMENT OPTIONS section of this Contract. You may change your election of a settlement option at any time before your death.

If you do not make any such election, the Beneficiary may make that election at any time after your death and before the Death Benefit Commencement Date. A Beneficiary may change his or her own election of a settlement option if at least thirty (30) days prior to the date that Death Benefit payments are scheduled to begin.

Any election or change of election must be made by Written Request, and is subject to the CONTRACT DISTRIBUTION RULES section of this Contract.

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                           CONTRACT DISTRIBUTION RULES

RULES BEFORE ANNUITY COMMENCEMENT DATE

If you or the joint owner, if any, dies before the Annuity Commencement Date, the Death Benefit under the BENEFIT ON DEATH OF OWNER section of this Contract must be paid in full within five (5) years of such death. Alternatively, the Death Benefit may be paid over the life of the Beneficiary, or over a period certain not exceeding his or her life expectancy, with payments at least annually starting within one (1) year of such death.

However, if your spouse becomes the successor owner of this Contract after your death, then this rule will not apply at the time of your death. If your spouse later dies before the Annuity Commencement Date, then this rule will apply upon the death of your spouse, and your spouse will be treated as the Owner for purposes of this rule.

RULES ON OR AFTER ANNUITY COMMENCEMENT DATE

If the Person Controlling Payments under this Contract dies on or after the Annuity Commencement Date, then any amounts still payable under this Contract must be paid at least as rapidly as payments were being made at the time of such death.

RULES ON OR AFTER DEATH BENEFIT COMMENCEMENT DATE

If the Beneficiary dies on or after the Death Benefit Commencement Date, any amounts still payable under this Contract must be paid at least as rapidly as payments were being made at the time of such death.

                               SETTLEMENT OPTIONS

CONDITIONS

Payments under a settlement option are subject to any minimum amounts, payment intervals, and other terms or conditions that we may from time to time require. If we change our minimums, we may change any current or future payment amounts and/or payment intervals to conform to the change. More than one (1) settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed. All elected settlement options must comply with pertinent laws and governmental regulations and rulings.

If more than one (1) person is the payee under a settlement option, payments will be made to the payees jointly. No more than two (2) persons may be initial payees under a joint and survivor settlement option.

If payment under a settlement option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age of any person on whose life payments are based.

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BENEFIT PAYMENTS

Payments may be calculated and paid:

         1)       as Fixed Dollar payments;

         2)       as Variable Dollar payments; or

         3)       as a combination of both.

The amount to be applied to Variable Dollar payments is the Variable Account Value as of the end of the Valuation Period that precedes the Commencement Date. It will include the amount of any transfer to Variable Dollar payments that is made from the Fixed Account as of that same time. It will be reduced by the amount of any transfer to Fixed Dollar payments that is to be made from the Separate Account on the Commencement Date. An amount that is transferred from the Fixed Account will be allocated among the Subaccounts by Written Request.

The amount to be applied to Fixed Dollar payments is the Fixed Account Value as of the Commencement Date. It will include the amount of any transfer to Fixed Dollar payments that is made from the Separate Account on that date. It will not include the amount of any transfer to Variable Dollar payments that is made from the Fixed Account as of the end of the Valuation Period that precedes the Commencement Date.

In each case, the amount to be applied to payments will be reduced by any fees and charges, loans, or applicable premium tax or other taxes not previously deducted.

No transfers between Fixed Dollar payments and Variable Dollar payments will be allowed after the Commencement Date. Twelve (12) months or more after the Commencement Date, the Person Controlling Payments may transfer all or part of the Benefit Units upon which Variable Dollar payments are based from the Subaccount(s) then held, to Benefit Units in other Subaccount(s) that are then available. Such transfers of Benefit Units may not occur more than once in any twelve (12) month period. Such transfers are subject to the other limitations set out in the TRANSFERS section of this Contract.

FIXED DOLLAR PAYMENTS

Fixed Dollar payments are determined as follows. We start with the amount to be applied to Fixed Dollar payments, expressed in thousands of dollars. This amount is then multiplied by the amount of the periodic payment per $1,000 of value. This payment is obtained from the Settlement Option Table for the option that is elected. We will deduct a pro-rata portion of the Contract Maintenance Fee from each payment. Fixed Dollar payments will remain level for the duration of the payment period.

VARIABLE DOLLAR PAYMENTS

The Variable Dollar base payment is determined as follows. We start with the amount to be applied to Variable Dollar payments, expressed in thousands of dollars. This amount is then multiplied by the amount of the periodic payment per $1,000 of value. This payment is obtained from the Settlement Option Table for the option that is elected.

The number of Benefit Units in each Subaccount held for Variable Dollar payments is determined as follows. We divide the dollar amount of the Variable Dollar base payment from each Subaccount by the Benefit Unit Value for that Subaccount as of the Commencement Date. The number of Benefit Units in each Subaccount will change if the Person Controlling Payments makes transfers among Subaccounts. The Benefit Units in each Subaccount will change proportionally to a change in the base payment due to any change in the payment interval or as specified by the settlement option. Otherwise, the number of Benefit Units remains fixed during the payment period.

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The actual amount of each Variable Dollar payment will reflect the investment performance of the Subaccount(s) selected. It may vary from payment to payment. The total amount of each Variable Dollar payment will be equal to the sum of the payments from each Subaccount. We will deduct a pro-rata portion of the Contract Maintenance Fee from this total.

The payment from each Subaccount is found by multiplying the number of Benefit Units held in that Subaccount for such Variable Dollar payments by the Benefit Unit Value for that Subaccount. We do this as of the end of the fifth Valuation Period before the date that the payment is due.

The Benefit Unit Value for each Subaccount is originally established in the same manner as Accumulation Unit Values. For any date after that, the value of a Benefit Unit for a Subaccount is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor. This factor is determined as set forth in the ACCUMULATION UNIT VALUE provision of this Contract. The product is then multiplied by the assumed daily investment factor for the number of days in the Valuation Period. The factor is based on the assumed net investment rate for the Settlement Option Table that is used to fix the base payment. This factor shall be no greater than [0.99997236], which is the factor based on a net investment rate of [one] percent ([1]%) per year, compounded annually, as reflected in the guaranteed Settlement Option Tables.

LIMITATION ON ELECTION OF SETTLEMENT OPTION

Fixed periods shorter than five (5) years are generally not available. A fixed period of less than five (5) years is available only as a Death Benefit settlement option.

SETTLEMENT OPTION COMPUTATIONS

The Annuity 2000 Mortality Table for blended lives (60% female/40% male) with interest at [one] percent ([1%]) per year, compounded annually, is used to compute all guaranteed settlement option factors, values, and benefits under this Contract.

AVAILABLE SETTLEMENT OPTIONS

The available settlement options are set out below.

OPTION A  Income for a Fixed Period

We will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial payment interval. The maximum time over which payments will be made by us or money will be held by us is thirty (30) years. The Option A Table applies to this Option.

OPTION B  Life Annuity with Payments for at Least a Fixed Period

We will make periodic payments for at least a fixed period. If the person on whose life payments are based lives longer than the fixed period, then we will make payments until his or her death. The first payment will be paid as of the last day of the initial payment interval. The Option B Table applies to this Option.

OPTION C  Joint and One-half Survivor Annuity

We will make periodic payments until the death of the primary person on whose life payments are based; thereafter, we will make one-half (1/2) of the periodic payment until the death of the secondary person on whose life payments are based. The first payment will be paid as of the last day of the initial payment interval. The Option C Table applies to this Option.

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OPTION D  Income for a Fixed Period, Not to Exceed Life Expectancy

We will make periodic payments for a fixed period equal to the life expectancy of the person on whose life payments are based. This life expectancy is determined under tables adopted by the Health Care Financing Administration. This option is irrevocable. As of the date payments begin under this option, this Contract will have no value that can be assigned, surrendered, loaned, commuted or withdrawn. The first payment will be paid as of the last day of the initial payment interval.

OPTION E  Any Other Form

We will make periodic payments in any other form of settlement option that is acceptable to us at the time of an election.

COMMUTED VALUES

Commuted values, if available, may be taken no sooner than five (5) years after the Commencement Date. Commuted values are not available for any option based on life expectancy. Upon request, we will provide information on the current commuted value, if any, of any non-life contingent settlement option elected.

The commuted value is always less than the sum of the payments not yet made, because those payments include interest. The commuted value at any time is an amount equal to:

         1)       the payments not yet made under a settlement option; less

         2)       interest from the date of each payment yet to be made.

The interest rate used to calculate the commuted value of payments from this Contract at any particular time may vary from that originally used to establish the payments.

A Beneficiary who becomes the payee may not elect to receive the commuted value of payments that he or she is to receive if:

         1) payment is to be made under the BENEFIT ON DEATH OF OWNER section of this Contract; and

         2) he or she did not make the settlement option election in effect.

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SETTLEMENT OPTION TABLES

The Option Tables show the payments we will make at sample payment intervals for each $1,000 applied at the guaranteed interest rate. Amounts may vary with the payment interval and the age of the person on whose life payments are based. Upon request, we will provide information on the payments that we will make for other payment intervals and ages.

                   OPTION A TABLE - INCOME FOR A FIXED PERIOD
           Payments for fixed number of years for each $1,000 applied

 TERM OF                         SEMI-
PAYMENTS         ANNUAL         ANNUAL     QUARTERLY      MONTHLY
-----------------------------------------------------------------
 YEARS
    1          [$1,010.00      $503.74      $251.55       $83.78
    2              507.51       253.12       126.40        42.10
    3              340.02       169.58        84.68        28.20
    4              256.28       127.82        63.83        21.25
    5              206.03       102.76        51.31        17.09
    6              172.54        86.05        42.97        14.31
    7              148.62        74.12        37.01        12.32
    8              130.69        65.18        32.55        10.84
    9              116.74        58.22        29.07         9.68
   10              105.58        52.65        26.29         8.75
   11               96.45        48.10        24.02         8.00
   12               88.84        44.31        22.12         7.37
   13               82.41        41.10        20.52         6.83
   14               76.90        38.35        19.15         6.37
   15               72.12        35.97        17.96         5.98
   16               67.94        33.88        16.92         5.63
   17               64.25        32.04        16.00         5.33
   18               60.98        30.41        15.18         5.05
   19               58.05        28.95        14.45         4.81
   20               55.41        27.63        13.80         4.59]

  The values stated for years 1-4 are available only as a Death Benefit option

                                                                           AILIC

    OPTION B TABLE - LIFE ANNUITY WITH PAYMENTS FOR AT LEAST A FIXED PERIOD
      Monthly payments by age of the person named for each $1,000 applied

                                               NUMBER OF MONTHS CERTAIN
                 -------------------------------------------------------------------------------------
AGE                 0                 60                120                  180                  240
------------------------------------------------------------------------------------------------------
55               [$3.25             $3.24              $3.22                $3.18                $3.12

56                 3.33              3.33               3.30                 3.26                 3.18
57                 3.42              3.42               3.39                 3.34                 3.25
58                 3.52              3.51               3.48                 3.42                 3.32
59                 3.62              3.61               3.58                 3.51                 3.40
60                 3.73              3.72               3.68                 3.60                 3.47

61                 3.85              3.83               3.79                 3.69                 3.54
62                 3.97              3.95               3.90                 3.79                 3.62
63                 4.10              4.08               4.02                 3.89                 3.69
64                 4.24              4.22               4.14                 4.00                 3.77
65                 4.39              4.36               4.27                 4.10                 3.84

66                 4.55              4.52               4.41                 4.21                 3.91
67                 4.72              4.68               4.56                 4.33                 3.99
68                 4.90              4.86               4.71                 4.44                 4.05
69                 5.10              5.04               4.87                 4.55                 4.12
70                 5.30              5.24               5.03                 4.67                 4.18

71                 5.53              5.45               5.21                 4.78                 4.24
72                 5.77              5.68               5.39                 4.89                 4.29
73                 6.03              5.92               5.57                 5.00                 4.34
74                 6.31              6.18               5.76                 5.11                 4.38
75                 6.61              6.45               5.95                 5.21                 4.42

76                 6.93              6.74               6.15                 5.31                 4.45
77                 7.28              7.04               6.35                 5.40                 4.48
78                 7.66              7.37               6.55                 5.48                 4.50
79                 8.07              7.71               6.75                 5.56                 4.52
80                 8.51              8.07               6.94                 5.63                 4.54]

                                                                           AILIC

              OPTION C TABLE - JOINT AND ONE-HALF SURVIVOR ANNUITY
     Monthly payments by ages of the persons named for each $1,000 applied*

                                                            SECONDARY AGE
             -----------------------------------------------------------------------------------------------------------
PRIMARY
  AGE          60        61        62        63         64        65        66        67         68        69        70
------------------------------------------------------------------------------------------------------------------------
  60         [$3.39    $3.42     $3.44      $3.46     $3.48     $3.50     $3.52      $3.54     $3.56     $3.57     $3.59
  61           3.47     3.49      3.52       3.54      3.56      3.59      3.61       3.63      3.65      3.66      3.68
  62           3.54     3.57      3.59       3.62      3.65      3.67      3.69       3.72      3.74      3.76      3.78
  63           3.61     3.64      3.67       3.70      3.73      3.76      3.79       3.81      3.83      3.86      3.88
  64           3.69     3.72      3.76       3.79      3.82      3.85      3.88       3.91      3.93      3.96      3.98
  65           3.77     3.80      3.84       3.88      3.91      3.94      3.98       4.01      4.04      4.07      4.09
  66           3.85     3.89      3.93       3.97      4.00      4.04      4.08       4.11      4.14      4.18      4.21
  67           3.93     3.97      4.02       4.06      4.10      4.14      4.18       4.22      4.25      4.29      4.32
  68           4.01     4.06      4.11       4.15      4.20      4.24      4.28       4.33      4.37      4.41      4.44
  69           4.10     4.15      4.20       4.25      4.30      4.34      4.39       4.44      4.48      4.53      4.57
  70           4.18     4.24      4.29       4.34      4.40      4.45      4.50       4.55      4.60      4.65      4.70]

  *Payments after the death of the primary payee will be one-half (1/2) of the amount shown

                                                                           AILIC

                          [ANNUITY INVESTORS(R) LOGO]

                             LIFE INSURANCE COMPANY

         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

                          NONPARTICIPATING-NO DIVIDENDS
                                NON-TAX-QUALIFIED

                                                                           AILIC